Exhibit 99.1

FINWISE BANCORP REPORTS THIRD QUARTER 2025 RESULTS
- Loan Originations of $1.8 Billion -
- Net Income of $4.9 Million -
- Diluted Earnings Per Share of $0.34 -

MURRAY, UTAH — October 29, 2025 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise”, the “Company”, “we”, “our”, or “us”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended September 30, 2025.

Third Quarter 2025 Highlights
•Loan originations totaled $1.8 billion, compared to $1.5 billion for the quarter ended June 30, 2025, and $1.4 billion for the third quarter of the prior year
•Net interest income was $18.6 million, compared to $14.7 million for the quarter ended June 30, 2025, and $14.8 million for the third quarter of the prior year
•Net income was $4.9 million, compared to $4.1 million for the quarter ended June 30, 2025, and $3.5 million for the third quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.34 for the quarter, compared to $0.29 for the quarter ended June 30, 2025, and $0.25 for the third quarter of the prior year
•Efficiency ratio1 was 47.6%, compared to 59.5% for the quarter ended June 30, 2025, and 67.5% for the third quarter of the prior year
•Nonperforming loan balances were $42.8 million as of September 30, 2025, compared to $39.7 million as of June 30, 2025, and $30.6 million as of September 30, 2024. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $23.3 million, $21.2 million, and $17.8 million as of September 30, 2025, June 30, 2025, and September 30, 2024, respectively

“Our strong third quarter results reflect the positive impact of the strategic investments we made over the past two years,” said Kent Landvatter, Chairman and CEO of FinWise Bancorp. “We reported net income of $4.9 million, a 19% increase from the prior quarter and a 42% increase year-over-year. This performance was driven by robust loan originations, a significant increase in credit-enhanced balances, solid revenue growth and disciplined expense management. Total end-of-period assets also reached nearly $900 million for the first time in our Company’s history. Following the end of the quarter, we announced two strategic program agreements, with DreamFi Inc. and Tallied Technologies, and we remain actively engaged in discussions with several potential strategic partners to further expand our strategic initiatives. Overall, we remain confident that our focus on disciplined growth and operational excellence will continue to drive long-term progress and sustainable value creation for our shareholders.”

1 See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

	As of and for the Three Months Ended
($ in thousands, except per share amounts)	9/30/2025	6/30/2025	9/30/2024
Amount of loans originated	$1,789,736	$1,483,179	$1,448,251
Net income	$4,891	$4,097	$3,454
Diluted EPS(1)	$0.34	$0.29	$0.25
Return on average assets	2.2%	2.0%	2.1%
Return on average equity	10.6%	9.2%	8.3%
Yield on loans	13.09%	11.70%	14.16%
Cost of interest-bearing deposits	4.06%	4.07%	4.85%
Net interest margin	9.01%	7.81%	9.70%
Efficiency ratio(2)	47.6%	59.5%	67.5%
Tangible book value per share(3)	$13.84	$13.51	$12.90
Tangible shareholders’ equity to tangible assets(3)	20.9%	21.6%	24.9%
Leverage ratio (Bank under CBLR)	17.2%	18.0%	20.3%
Full-time equivalent employees	194	200	194
(1)    FinWise uses the two-class method to calculate basic and diluted EPS as the restricted stock awards are deemed to be participating securities.
(2)    Efficiency ratio is a non-GAAP financial measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.
(3)    Tangible shareholders’ equity to tangible assets is a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income and Net Interest Margin
Net interest income was $18.6 million for the third quarter of 2025, compared to $14.7 million for the prior quarter and $14.8 million for the prior year period. The increase from the prior quarter was primarily due to an increase in the Bank’s credit enhanced balances in the held-for-investment portfolio of $29.6 million, the higher contractual interest on the credit enhanced balances, and increased average balances in the Strategic Program loans held-for-sale portfolio of $12.9 million, and was offset in part by increased average balances in brokered certificates of deposit accounts. The increase from the prior year period was primarily due to an increase in the Bank’s credit enhanced balances in the held-for-investment portfolio of $40.7 million and increased average balances in the Strategic Program loans held-for-sale portfolio of $62.2 million and was offset in part by growth in the brokered CD portfolio used to fund the loan portfolio growth.

Loan originations totaled $1.8 billion for the third quarter of 2025, an increase from the $1.5 billion recorded in the prior quarter and the $1.4 billion recorded in the prior year period mostly reflecting the expansion of originations from newly onboarded strategic programs, the continued increase in originations by certain established strategic programs, and two strategic programs originating higher volumes of student loans during the quarter.

Net interest margin for the third quarter of 2025 was 9.01%, compared to 7.81% for the prior quarter and 9.70% for the prior year period. The increase in net interest margin from the prior quarter was mainly attributable to growth in the credit enhanced portfolio of $29.6 million offset in part by accrued interest reversals on loans migrating to nonaccrual status during the prior quarter. The decrease in net interest margin from the prior year period was mostly attributable to the Company’s strategy to reduce the average credit risk in the loan portfolio by increasing its investment in higher quality but lower yielding loans which was offset by the growth in the credit enhanced portfolio of $40.7 million.

Provision for Credit Losses
The Company’s provision for credit losses was $12.8 million for the third quarter of 2025, compared to $4.7 million for the prior quarter and $2.2 million for the prior year period. The increase in the provision for credit losses from the prior quarter and the prior year period resulted primarily from growth of the credit enhanced loan portfolio as well as higher net charge-offs.

Non-interest Income

	Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Non-interest income
Strategic Program fees	$6,180	$5,404	$4,862
Gain on sale of loans	1,854	1,483	393
SBA loan servicing fees, net	(242)	(96)	87
Change in fair value on investment in BFG	200	300	(100)
Credit enhancement income	8,762	2,275	47
Other miscellaneous income	1,298	971	765
Total non-interest income	$18,052	$10,337	$6,054

The increase in non-interest income from the prior quarter was primarily due to increases in credit enhancement income, Strategic Program fees, gain on sale of loans, and other miscellaneous income. Credit enhancement income mirrors the provision for credit losses on credit enhanced loans and increased principally due to the higher credit enhanced loan balances outstanding at September 30, 2025. The higher Strategic Program fees resulted from increased originations. The gain on sale of loans increased as FinWise increased its sales of the guaranteed portion of SBA 7(a) loan balances to capitalize on favorable market conditions. Other miscellaneous income increased primarily from an increase in dividends received from BFG as well as an increase in operating lease rental income. Offsetting these non-interest income increases in part was a decrease in SBA loan servicing fees due to an increase in the provision for SBA servicing losses due to a change in assumptions used in valuing the SBA servicing asset.

The increase in non-interest income compared to the prior year period was primarily due to higher credit enhanced loan balances, which generated higher credit enhancement income. Additionally, the increased sales of the guaranteed portions of SBA 7(a) loans led to an increase in gains on loan sales, while higher originations resulted in increased Strategic Program fees. Other miscellaneous income also increased, largely because of an increase in dividends received from BFG as well as an increase in operating lease rental income. The decrease in SBA loan servicing fees, net was primarily due to a change in assumptions used in valuing the SBA servicing asset.

Non-interest Expense

	Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Non-interest expense
Salaries and employee benefits	$10,814	$10,491	$9,659
Professional services	876	949	1,331
Occupancy and equipment expenses	456	445	544
Credit enhancement guarantee expense	1,720	78	3
Other operating expenses	3,583	2,949	2,512
Total non-interest expense	$17,449	$14,912	$14,049

The increase in non-interest expense from the prior quarter resulted primarily from increases in credit enhancement guarantee expense largely related to growth in credit enhanced loans. Additionally, other operating expenses increased due to greater servicing costs linked to the balance sheet programs, along with elevated FDIC assessments reflecting our increased deposit balances, data processing services and expenditures on computer software.

The increase in non-interest expense from the prior year period was primarily due to an increase in credit enhancement guarantee expense related to growth in credit enhanced loans, salaries and employee benefits mainly from the amortization of deferred compensation awards incurred to retain and motivate our employees, and increases in other operating expenses due to greater servicing costs linked to the balance sheet programs, operating lease depreciation, elevated FDIC assessments reflecting our increased deposit balances, data processing services and expenditures on computer software.

FinWise’s efficiency ratio was 47.6% for the third quarter, compared to 59.5% for the prior quarter and 67.5% for the prior year period. This reduction in the efficiency ratio was primarily from the increase in credit enhanced income previously mentioned. Looking ahead, it is anticipated that the efficiency ratio is likely to reduce further as revenues are realized in future periods from interest earned on credit enhanced loan balances, along with the contributions from BIN sponsorship offerings and payments initiatives developed throughout 2024 and 2023.

Tax Rate
The Company’s effective tax rate was 23.7% for the third quarter of 2025, compared to 24.5% for the prior quarter and 25.1% for the prior year period. The decrease from the prior quarter and prior year period was principally due to the increase in deferred tax assets related to restricted stock, increased allowances for credit losses, and accrued bonuses. However, these benefits were partially offset by greater deferred tax liabilities associated with other reserves and qualified tax leases as well as an increase in permanent differences, particularly due to non-deductible compensation under Section 162(m) of the Internal Revenue Code.

Net Income
Net income was $4.9 million for the third quarter of 2025, compared to $4.1 million for the prior quarter and $3.5 million for the prior year period. The changes in net income for the three months ended September 30, 2025 compared to the prior quarter and prior year period are generally the result of the factors discussed in the foregoing sections.

Balance Sheet
The Company’s total assets were $899.9 million as of September 30, 2025, an increase from $842.5 million as of June 30, 2025 and $683.0 million as of September 30, 2024. The increase in total assets from June 30, 2025 was primarily due to continued growth in the Company’s net loans held-for-investment of $27.0 million, interest- bearing cash deposits of $14.6 million, loans held-for-sale portfolios of $9.4 million, and an increase in the credit enhancement asset of $8.7 million. The increase in total assets compared to September 30, 2024 was primarily due to increases in the Company’s net loans held-for-investment of $115.5 million, loans held-for-sale portfolio of $72.7 million, an increase in interest-bearing cash deposits of $17.2 million, and an increase in the credit enhancement asset of $11.1 million. The increased loan balances are generally consistent with our strategy to grow the loan portfolio with higher quality lower risk assets.

The following table provides the composition and gross balances of loans held-for-investment (“HFI”) as of the dates indicated:

	9/30/2025		6/30/2025		9/30/2024
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$240,060	42.2%	$246,903	46.6%	$251,439	57.9%
Commercial leases	90,413	15.8%	88,957	16.8%	64,277	14.8%
Commercial, non-real estate	4,827	0.9%	5,510	1.0%	3,025	0.7%
Residential real estate	60,503	10.7%	54,132	10.2%	41,391	9.5%
Strategic Program loans:
Strategic Program loans - with credit enhancement	41,369	7.3%	11,730	2.2%	661	0.2%
Strategic Program loans - without credit enhancement	21,654	3.8%	18,969	3.6%	18,748	4.3%
Commercial real estate:
Owner occupied	83,302	14.7%	77,871	14.7%	32,480	7.5%
Non-owner occupied	1,424	0.3%	1,417	0.3%	2,736	0.7%
Consumer	24,250	4.3%	24,555	4.6%	19,206	4.4%
Total period end loans	$567,802	100.0%	$530,044	100.0%	$433,963	100.0%

Note: SBA loans as of September 30, 2025, June 30, 2025 and September 30, 2024 include $132.2 million, $144.3 million and $154.5 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The HFI balance on Strategic Program loans without credit enhancement with annual interest rates below 36% as of September 30, 2025, June 30, 2025 and September 30, 2024 was $3.9 million, $2.3 million and $2.5 million, respectively.

Total gross loans HFI as of September 30, 2025 increased $37.8 million and $133.8 million compared to June 30, 2025 and September 30, 2024, respectively. The Company experienced growth primarily in its commercial real estate loans for owner occupied properties and commercial leases consistent with its strategy to expand its loan portfolio with loans that offer higher quality and lower interest rates. The credit enhanced portfolio of the Strategic Program loans increased $29.6 million in the quarter to $41.4 million consistent with the Company’s strategy to increase the outstanding balance of lower credit risk loans.

The following table presents the Company’s deposit composition as of the dates indicated:

	As of
	9/30/2025		6/30/2025		9/30/2024
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$130,601	19.2%	$120,747	19.0%	$142,785	29.2%
Interest-bearing deposits:
Demand	89,443	13.1%	67,890	10.7%	58,984	12.1%
Savings	11,495	1.7%	11,623	1.8%	9,592	1.9%
Money market	22,634	3.3%	21,083	3.3%	15,027	3.1%
Time certificates of deposit	428,137	62.7%	413,831	65.2%	262,271	53.7%
Total period end deposits	$682,310	100.0%	$635,174	100.0%	$488,659	100.0%

The increase in total deposits as of September 30, 2025 from June 30, 2025 and September 30, 2024 was driven primarily by growth in brokered time certificates of deposits, which were added to fund loan growth and enhance the liquidity of the balance sheet. The increase in total deposits from September 30, 2024 was also driven by a higher volume of interest-bearing demand deposits, which resulted largely from new and ongoing customer relationships, partially offset by reductions in noninterest-bearing demand deposits, as customers moved funds into interest-bearing products offering higher yields.

Total shareholders’ equity as of September 30, 2025 increased $5.8 million to $187.8 million from $182.0 million at June 30, 2025. Compared to September 30, 2024, total shareholders’ equity increased by $17.4 million from $170.4 million. The increases from June 30, 2025 and September 30, 2024 were primarily due to net income generated throughout the respective periods.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	9/30/2025	6/30/2025	9/30/2024	Well-Capitalized Requirement
Leverage ratio	17.2%	18.0%	20.3%	9.0%

The decrease in the leverage ratio from the prior quarter and prior year period resulted primarily from the growth in the loan portfolio exceeding the relative growth in capital from earnings. The Bank’s capital levels as of September 30, 2025 remain sufficiently above the regulatory well-capitalized guidelines as of September 30, 2025.

Share Repurchase Program
Since the share repurchase program’s inception in March 2024, the Company has repurchased and subsequently retired a total of 44,608 shares for $0.5 million. There were no shares repurchased during the third quarter of 2025.

Asset Quality
The recorded balances of nonperforming loans were $42.8 million, or 7.5% of total loans held-for-investment, as of September 30, 2025, compared to $39.7 million, or 7.5% of total loans held-for-investment, as of June 30, 2025 and $30.6 million, or 7.1% of total loans held-for-investment, as of September 30, 2024. The balances of nonperforming loans guaranteed by the SBA were $23.3 million, $21.2 million, and $17.8 million as of September 30, 2025, June 30, 2025 and September 30, 2024, respectively. The increase in nonperforming loans from the prior quarter and prior year period was primarily attributable to an increase in the SBA 7(a) loan portfolio being classified as nonaccrual mainly due to the negative impact of sustained elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held-for-investment was 4.5% as of September 30, 2025 compared to 3.1% as of June 30, 2025 and 2.9% as of September 30, 2024. The increase in the ratio from the prior quarter and prior year period was primarily due to the provision for credit losses related to the growth of the credit enhanced loan balances.

The Company’s net charge-offs were $3.1 million, $2.8 million and $2.4 million for the three months ended September 30, 2025, June 30, 2025, and September 30, 2024, respectively. The increase from the prior quarter was primarily due to an higher charge-offs associated with strategic program loans, while the increase from the prior year period was primarily due to charge-offs on certain held-for-investment balances that were reclassified to nonaccrual status as well as an increase in the charge-offs for strategic program loans.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Allowance for credit losses:
Beginning balance	$16,247	$14,235	$13,127
Provision for credit losses(1)	12,658	4,796	1,944
Charge-offs
Construction and land development	—	—	—
Residential real estate	(33)	(210)	(27)
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(258)	(309)	(103)
Non-owner occupied	—	—	(221)
Commercial and industrial	(409)	—	(96)
Consumer	(119)	(210)	(15)
Lease financing receivables	(52)	(133)	(113)
Strategic Program loans	(2,746)	(2,279)	(2,360)
Recoveries
Construction and land development	—	—	—
Residential real estate	3	3	3
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	90	19	219
Non-owner occupied	—	—	—
Commercial and industrial	1	—	2
Consumer	3	7	4
Lease financing receivables	52	7	8
Strategic Program loans	341	321	289
Ending Balance	$25,778	$16,247	$12,661

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Nonperforming loans:
Guaranteed	$23,333	$21,178	$17,804
Unguaranteed	19,445	18,561	12,844
Total nonperforming loans	$42,778	$39,739	$30,648
Allowance for credit losses	$25,778	$16,247	$12,661
Net charge-offs	$3,127	$2,784	$2,409
Total loans held-for-investment	$567,802	$530,043	$433,963
Total loans held-for-investment less guaranteed balances	$435,557	$385,792	$279,473
Average loans held-for-investment	$550,534	$514,222	$422,820
Nonperforming loans to total loans held-for-investment	7.5%	7.5%	7.1%
Net charge-offs to average loans held-for-investment (annualized)	2.3%	2.2%	2.3%
Allowance for credit losses to loans held-for-investment	4.5%	3.1%	2.9%
Allowance for credit losses to loans held-for-investment less guaranteed balances	5.9%	4.2%	4.5%
(1)    Excludes the provision for unfunded commitments.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the third quarter of 2025. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13755419. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. Its existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. FinWise is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, FinWise is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “believe,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or similar expressions generally indicate a forward-looking statement.

These forward-looking statements are based on management assumptions and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond the Company’s control. Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including: the success of the financial technology and banking-as-a-service industries, as well as the continued evolution of the regulation of these industries; the Company’s ability to maintain and grow its relationships with its service providers and reliance on such providers to comply with regulatory regimes; the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; ability to effectively manage and remediate system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to measure and manage its credit risk effectively and any deterioration of the business and economic conditions in the Company’s primary market areas; the adequacy of the Company’s allowance for credit losses; changes in Small Business Administration rules, regulations and loan products and the existing regulatory framework for brokered deposits; higher inflation and its impacts; the effects of changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs on its trading partners; the value of collateral securing the Company’s loans; the Company’s levels of nonperforming assets; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Company’s reputation; natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities; anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make that are not realized within the expected time frame or at all; further negative ratings outlooks or downgrades of the long-term credit rating of the United States; the ongoing government shutdown and other political impasses, including with respect to the debt ceiling and the federal budget of the United States.

The Company cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2024, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. The Company does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by the Company or by or on behalf of the Company, except as may be required under applicable law.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	9/30/2025	6/30/2025	9/30/2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,362	$9,389	$7,705
Interest-bearing deposits	95,265	80,711	78,063
Total cash and cash equivalents	105,627	90,100	85,768
Investment securities available-for-sale, at fair value	27,761	30,146	30,472
Investment securities held-to-maturity, at cost	10,617	11,248	13,270
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	440	440	349
Strategic Program loans held-for-sale, at lower of cost or fair value	156,718	147,282	84,000
Loans held-for-investment, net	533,549	506,503	418,065
Credit enhancement asset	11,214	2,469	86
Premises and equipment, net	2,725	2,976	3,820
Assets subject to operating leases, net	13,317	14,274	10,557
Accrued interest receivable	1,959	2,380	3,098
Deferred taxes, net	1,079	279	—
SBA servicing asset, net	3,121	3,227	3,261
Investment in Business Funding Group (“BFG”), at fair value	8,600	8,400	7,900
Operating lease right-of-use (“ROU”) assets	3,162	3,359	3,735
Income tax receivable, net	3,314	4,100	3,317
Other assets	16,726	15,305	15,333
Total assets	$899,929	$842,488	$683,031

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$130,601	$120,747	$142,785
Interest-bearing	551,709	514,427	345,874
Total deposits	682,310	635,174	488,659
Accrued interest payable	4,518	3,746	647
Income taxes payable, net	839	—	—
Deferred taxes, net	—	—	1,036
Operating lease liabilities	4,683	4,955	5,542
Other liabilities	19,814	16,654	16,777
Total liabilities	712,164	660,529	512,661

Shareholders’ equity
Common stock	14	13	13
Additional paid-in-capital	59,417	58,135	56,214
Retained earnings	128,282	123,809	113,801
Accumulated other comprehensive income, net of tax	52	2	342
Total shareholders’ equity	187,765	181,959	170,370
Total liabilities and shareholders’ equity	$899,929	$842,488	$683,031

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	9/30/2025	6/30/2025	9/30/2024
Interest income
Interest and fees on loans	$22,532	$18,485	$17,590
Interest on securities	360	390	298
Other interest income	1,074	867	1,036
Total interest income	23,966	19,742	18,924

Interest expense
Interest on deposits	5,359	5,014	4,161
Total interest expense	5,359	5,014	4,161
Net interest income	18,607	14,728	14,763

Provision for credit losses	12,799	4,726	2,157
Net interest income after provision for credit losses	5,808	10,002	12,606

Non-interest income
Strategic Program fees	6,180	5,404	4,862
Gain on sale of loans, net	1,854	1,483	393
SBA loan servicing fees, net	(242)	(96)	87
Change in fair value on investment in BFG	200	300	(100)
Credit enhancement income	8,762	2,275	47
Other miscellaneous income	1,298	971	765
Total non-interest income	18,052	10,337	6,054

Non-interest expense
Salaries and employee benefits	10,814	10,491	9,659
Professional services	876	949	1,331
Occupancy and equipment expenses	456	445	544
Credit enhancement guarantee expense	1,720	78	3
Other operating expenses	3,583	2,949	2,512
Total non-interest expense	17,449	14,912	14,049
Income before income taxes	6,411	5,427	4,611

Provision for income taxes	1,520	1,330	1,157
Net income	$4,891	$4,097	$3,454

Earnings per share, basic	$0.36	$0.31	$0.26
Earnings per share, diluted	$0.34	$0.29	$0.25

Weighted average shares outstanding, basic	12,859,264	12,781,508	12,658,557
Weighted average shares outstanding, diluted	13,615,354	13,472,394	13,257,835
Shares outstanding at end of period	13,571,090	13,469,725	13,211,160

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	9/30/2025			6/30/2025			9/30/2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$97,404	$1,074	4.37%	$81,017	$867	4.29%	$78,967	$1,036	5.22%
Investment securities	39,497	360	3.61%	41,920	390	3.73%	33,615	298	3.53%
Strategic Program loans held-for-sale	132,314	6,219	18.65%	119,402	5,636	18.93%	70,123	4,913	27.87%
Loans held-for-investment	550,534	16,313	11.76%	514,222	12,849	10.02%	422,820	12,677	11.93%
Total interest-earning assets	819,749	23,966	11.60%	756,561	19,742	10.47%	605,525	18,924	12.43%
Noninterest-earning assets	65,084			60,638			56,290
Total assets	$884,833			$817,199			$661,815
Interest-bearing liabilities:
Demand	$69,941	$630	3.57%	$64,885	$579	3.58%	$55,562	$547	3.92%
Savings	12,271	54	1.75%	10,028	15	0.60%	9,538	18	0.76%
Money market accounts	24,629	237	3.82%	17,920	170	3.81%	13,590	127	3.72%
Certificates of deposit	417,059	4,438	4.22%	400,757	4,250	4.25%	262,537	3,469	5.26%
Total deposits	523,900	5,359	4.06%	493,590	5,014	4.07%	341,227	4,161	4.85%
Other borrowings	—	—	—%	6	—	0.45%	112	—	0.35%
Total interest-bearing liabilities	523,900	5,359	4.06%	493,596	5,014	4.07%	341,339	4,161	4.85%
Noninterest-bearing deposits	140,499			112,627			127,561
Noninterest-bearing liabilities	36,552			32,753			25,536
Shareholders’ equity	183,882			178,223			167,379
Total liabilities and shareholders’ equity	$884,833			$817,199			$661,815
Net interest income and interest rate spread		$18,607	7.54%		$14,728	6.39%		$14,763	7.58%
Net interest margin			9.01%			7.81%			9.70%
Ratio of average interest-earning assets to average interest- bearing liabilities			156.47%			153.28%			177.40%

Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Non-interest expense	$17,449	$14,912	$14,049

Net interest income	18,607	14,728	14,763
Total non-interest income	18,052	10,337	6,054
Adjusted operating revenue	$36,659	$25,065	$20,817
Efficiency ratio	47.6%	59.5%	67.5%

The following table presents the impact of the credit enhancement program on our efficiency ratio:

Adjusted efficiency ratio	Three Months Ended
($ in thousands)	9/30/2025	6/30/2025	9/30/2024
Non-interest expense (GAAP)	$17,449	$14,912	$14,049
Less: credit enhancement program expenses	1,968	90	3
Adjusted non-interest expense	15,481	14,822	14,046

Net interest income (GAAP)	18,607	14,728	14,763
Less: credit enhancement interest	1,968	90	3
Adjusted net interest income	16,639	14,638	14,760

Total non-interest income (GAAP)	18,052	10,337	6,054
Less: credit enhancement income	8,762	2,275	47
Adjusted non-interest income	9,290	8,062	6,007
Adjusted operating revenue	$25,929	$22,700	$20,767
Adjusted efficiency ratio	59.7%	65.3%	67.6%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the future recovery of those estimated credit losses pursuant to the strategic partner’s guarantee to assume the Bank’s credit losses on each of the loans in the respective guaranteed portfolio is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. The Bank incurs expenses for the amounts owed to the strategic partner for the credit guarantee and for servicing of the credit enhanced portfolio, if applicable (credit enhancement program expenses). See the following reconciliations of non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
($ in thousands; unaudited)	9/30/2025			6/30/2025			9/30/2024
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$550,534	$16,313	11.76%	$514,222	$12,849	10.02%	$422,820	$12,677	11.93%
Less: credit enhancement program expenses		(1,968)			(90)			(3)
Net of adjustment for credit enhancement program expenses	$550,534	$14,345	10.34%	$514,222	$12,759	9.95%	$422,820	$12,674	11.89%

Total interest income on loans held-for-investment net of credit enhancement program expenses and the average yield on loans held-for-investment net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	9/30/2025			6/30/2025			9/30/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$819,749	$18,607	9.01%	$756,561	$14,728	7.81%	$605,525	$14,763	9.70%
Less: credit enhancement program expenses		(1,968)			(90)			(3)
Net of adjustment for credit enhancement program expenses	$819,749	$16,639	8.05%	$756,561	$14,638	7.76%	$605,525	$14,760	9.67%

Net interest income and net interest margin net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement program expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement program expenses on non-interest expense:

($ in thousands; unaudited)	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025	Three Months Ended September 30, 2024
Total non-interest expense	$17,449	$14,912	$14,049
Less: credit enhancement program expenses	(1,968)	(90)	(3)
Total non-interest expense less credit enhancement program expenses	$15,481	$14,823	$14,046

Total non-interest expense less credit enhancement program expenses is a non-GAAP measure that illustrates the impact of credit enhancement program expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended September 30, 2025	Three Months Ended June 30, 2025	Three Months Ended September 30, 2024
Total non-interest income	$18,052	$10,337	$6,054
Less: credit enhancement income	(8,762)	(2,275)	(47)
Total non-interest income less credit enhancement income	$9,290	$8,062	$6,007

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of September 30, 2025	As of June 30, 2025	As of September 30, 2024
Allowance for credit losses	$25,778	$16,247	$12,661
Less: allowance for credit losses related to credit enhanced loans	(11,214)	(2,469)	(86)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$14,564	$13,778	$12,575

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of September 30, 2025, June 30, 2025 and September 30, 2024 was approximately $41.4 million, $11.7 million and $0.7 million, respectively.